Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Expands Board of Directors with Appointment of Alissa Ahlman

HARRISBURG, PA, May 4, 2020 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ:OLLI) today announced the appointment of Alissa Ahlman to its Board of Directors.

Ms. Ahlman brings 20 years of experience in merchandising and planning in value retail.  From 2008 to 2018, she served in various merchandising roles of increasing responsibility with At Home Group, Inc. (“At Home”). In her most recent position, she served as Chief Design Officer from June 2018 to December 2018. Prior to this she served as Chief Merchandising Officer beginning in April 2015, following her tenure as General Merchandise Manager. Before joining At Home, Ms. Ahlman served in merchandising roles at 99 Cents Only Stores and Factory 2-U. Ms. Ahlman attended San Diego State University and is a long-time supporter of Habitat for Humanity.

John Swygert, President and Chief Executive Officer, stated, “We are delighted to welcome Alissa to our board and believe that we will benefit from her extensive experience in merchandising, planning and allocation at value retailers. She is a proven leader and will be a tremendous resource as we continue to execute our growth strategies and build Ollie’s into a national closeout retailer of brand name merchandise at drastically reduced prices. We look forward to her insights and contributions as our newest board member.”

Ms. Ahlman’s appointment to the Board of Directors expands the number of board members to seven from six. The appointment is effective immediately, and she will stand for election to the Board of Directors at the Company’s 2020 annual meeting of stockholders. Ms. Ahlman will serve on the Company’s Nominating and Corporate Governance Committee.

[Rest of page intentionally left blank]

About Ollie’s
We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, bed and bath, books and stationery, floor coverings, electronics, toys, health and beauty aids and other categories. We currently operate 361 stores in 25 states throughout the eastern half of the United States. For more information, visit www.ollies.us.

Investor Contact:
Jean Fontana
ICR
646-277-1214
Jean.Fontana@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us